Textron Inc.	Tel: (401) 421-2800
40 Westminster Street
Providence, RI 02903-2525

                                  September 30, 2009

Mr. Lewis B. Campbell
40 Westminster Street
Providence, Rhode Island 02903

Re:        Clarification to Retirement Letter

Dear Lewis:

This letter amends and clarifies the Retirement letter executed by you and Textron Inc. on September 22, 2009 (the “Retirement Letter”).  For the avoidance of doubt, the parties hereby agree that the reference to “restricted stock units” in paragraph 2(2) of the Retirement Letter includes shares of restricted stock.  As clarified, the terms and conditions of the Retirement Letter remain in full force and effect.

Very truly yours,

Textron Inc.

By:	/s/Lord Powell of Bayswater KCMG
Lord Powell of Bayswater KCMG
Chairman, Compensation
Committee of the Board of
Directors

Accepted as of the above date by:

/s/Lewis B. Campbell
Lewis B. Campbell